Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed by Crawford United Corporation pertaining to the Crawford United Corporation 2023 Omnibus Equity Plan for the registration of 350,000 Class A common shares of our report dated March 21, 2023, relating to the consolidated financial statements and financial statement schedules, which appear in the Annual Report on Form 10-K for the year ended December 31, 2022 filed by Crawford United Corporation with the Securities and Exchange Commission.

/s/ MEADEN & MOORE, LTD.

Meaden & Moore, Ltd.

Cleveland, Ohio

November 21, 2023